Filed Pursuant to Rule 433 of the Securities Act of 1933

Issuer Free Writing Prospectus dated May 1, 2014

Registration No. 333-194672

Alder BioPharmaceuticals, Inc.

Update to Preliminary Prospectus

Dated April 25, 2014

On May 1, 2014, the issuer, Alder BioPharmaceuticals, Inc., filed Amendment No. 2 to its Registration Statement on Form S-1 (File No. 333-194672) to update its preliminary prospectus dated April 25, 2014 (the “Preliminary Prospectus”) to provide certain preliminary unaudited financial results for its first fiscal quarter ended March 31, 2014, as described below. A copy of the revised preliminary prospectus dated May 1, 2014 included in Amendment No. 2 to the Registration Statement can be obtained by following this hyperlink:

http://www.sec.gov/Archives/edgar/data/1423824/000119312514177343/d657876ds1a.htm

This free writing prospectus includes only the changes to the revised Preliminary Prospectus, and you should read the entire Preliminary Prospectus carefully, including the section entitled “Risk Factors” and the financial statements and related notes, before deciding to invest in the securities described in the Preliminary Prospectus. The following information supplements the information contained in the Preliminary Prospectus.

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PROSPECTUS SUMMARY

Under the section titled “Prospectus Summary – Risks Related to Our Business” on page 5 of the preliminary prospectus included in Amendment No. 2 to the Registration Statement, we added the following Preliminary Unaudited First Quarter 2014 Financial Results section:

Preliminary Unaudited First Quarter 2014 Financial Results

Our consolidated financial statements for the quarter ended March 31, 2014 are not yet available. Our preliminary expectations below with respect to our unaudited results as of and for the quarter ended March 31, 2014 are based upon management estimates and are the responsibility of Alder. It is possible that we or our independent registered public accounting firm may identify items that require us to make adjustments to the financial information set forth below. Our independent registered public accounting firm has not audited, compiled or completed its review procedures with respect to this preliminary consolidated financial data and, accordingly, does not express an opinion or any other form of assurance with respect thereto. We expect to complete our unaudited consolidated financial statements for the quarter ended March 31, 2014 subsequent to the completion of this offering. Accordingly, undue reliance should not be placed on these preliminary estimates. This summary is not meant to be a comprehensive statement of our unaudited financial results for this quarter and our actual results may differ from these estimates.

We are providing the following preliminary results as of and for the quarter ended March 31, 2014:

•	revenues of approximately $4.8 million;

•	operating expenses of approximately $10.2 million;

•	net loss of approximately $5.4 million; and

•	cash and cash equivalents of approximately $12.9 million.

The issuer has filed a registration statement (including the Preliminary Prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the Preliminary Prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, a copy of the Preliminary Prospectus may be obtained by contacting Credit Suisse Securities (USA) LLC at 1-800-221-1037 or Leerink Partners LLC at 1-800-808-7525.